EXHIBIT 10.25

EMPLOYEE

Performance-based
Restricted Stock Award

Granted by

COLONIAL FINANCIAL SERVICES, INC.

under the

COLONIAL FINANCIAL SERVICES, INC.
2011 EQUITY INCENTIVE PLAN

This Restricted Stock Award Agreement (the “Restricted Stock Award” or this “Agreement”) is and will be subject in every respect to the provisions of the 2011 Equity Incentive Plan (the “Plan”) of Colonial Financial Services, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement.  A copy of the Plan has been provided to each person granted a Restricted Stock Award pursuant to the Plan.  The holder of this Restricted Stock Award (the “Participant”) hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns.  Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1.	Name of Participant______________________________________________________

2.	Date of Grant:

3.	Total number of shares of Company common stock, $0.01 par value per share, covered by the Restricted Stock Award: ____________
(subject to adjustment pursuant to Section 9 hereof).

4.
Vesting Schedule. Except as otherwise provided in this Agreement, this Restricted Stock Award first becomes earned in accordance with the vesting schedule specified in Exhibit A attached to this Agreement. In addition, vesting will automatically accelerate pursuant to Section 2.5 of the Plan (in the event of death or following a Change in Control).

5.	Grant of Restricted Stock Award.

The Restricted Stock Award will be in the form of issued and outstanding shares of Stock that will be either registered in the name of the Participant and held by the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock, or registered in the name of, and delivered to, the Participant. Notwithstanding the foregoing, the Company may, in its sole discretion, issue Restricted Stock in any other format (e.g., electronically) in order to facilitate the paperless transfer of such Awards.

If certificated, the certificates evidencing the Restricted Stock Award will bear a legend restricting the transferability of the Restricted Stock. The Restricted Stock awarded to the Participant will not be sold, encumbered hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Agreement.

6.	Voting and Dividends.

The Participant will have the right to vote the shares of Restricted Stock awarded hereunder.

Any cash dividends declared on the non-vested Restricted Stock (and any earnings thereon) shall be held and distributed to the Participant within ten business days of the vesting of the underlying share of Restricted Stock.

7.	Delivery of Shares.

Delivery of shares of Stock under this Restricted Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

8.	Adjustment Provisions.

This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.3 of the Plan.

9.	Effect of Termination of Service on Restricted Stock Award.

9.1 This Restricted Stock Award will vest as follows:

(i)
Death. In the event of the Participant’s Termination of Service by reason of the Participant’s death, all Restricted Stock will vest as to all shares subject to an outstanding Award, whether or not fully vested, at the date of Termination of Service.

(ii)
Disability. In the event of the Participant’s Termination of Service by reason of Disability (as defined in Section 8.1(l) of the Plan), all Restricted Stock granted to a Participant that has not vested will expire and be forfeited.

(iii) Termination for Cause. In the event of the Participant’s Service has been terminated for Cause, all Restricted Stock granted to a Participant that has not vested will expire and be forfeited.

(iv)
Change in Control. In the event of a Change in Control, the performance measures to which this Award are subject shall be deemed satisfied and the Award shall vest. A “Change in Control” will be deemed to have occurred as provided in Section 4.2 of the Plan.

(v)
Other Termination. In the event of a Participant Termination of Service for any other reason, all shares of Restricted Stock awarded to the Participant which have not vested as of the date of Termination of Service will expire and be forfeited.

10.	Miscellaneous.

	10.1	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

	10.2	Restricted Stock Awards are not transferable prior to the time such Awards vest in the Participant.

	10.3	This Restricted Stock Award and this Agreement will be governed by and construed in accordance with the laws of the State of New Jersey.

10.4
This Restricted Stock Award and this Agreement is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Award set forth above.

COLONIAL FINANCIAL SERVICES, INC.

By:
Its:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2011 Equity Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2011 Equity Incentive Plan.

PARTICIPANT

EXHIBIT A
VESTING SCHEDULE

The Restricted Stock Awards granted under the Plan may vest in five (5) annual installments, provided that the performance metrics are achieved, as follows:

Number of Restricted Stock Awards	Performance Metric Determined at:	Annual Increase in Tangible Book Value Per Share

	December 31, 20xx	$0.50
	December 31, 20xx	$0.50
	December 31, 20xx	$0.50
	December 31, 20xx	$0.50
	December 31, 20xx	$0.50

The Restricted Stock Award that is scheduled to vest with a particular installment will vest, if at all, only if the performance metric for the period is fully achieved.  Partial achievement of the performance metric will not result in partial vesting.  Moreover, an increase in tangible book value in excess of the targeted performance metric will not be credited to the next installment.  Each installment will vest or be forfeited on the basis of the achievement of the performance metric for that period.

If the performance metric is achieved as of the last day of the Company’s fiscal year, e.g., December 31, then the applicable installment shall vest on the immediately following January 2nd, provided that the Participant maintains continuous Service through such date, or terminates earlier due to death or the Company has a Change in Control prior to the vesting date.

Tangible Book Value:  The Committee has sole discretion to determine whether the performance measures have been achieved.  In determining whether Tangible Book Value targets have been met, credit will be given for dividends declared or paid to stockholders, the expense to the Company related to restricted stock awards and may exclude or give credit for the effects of any other item the Committee deems appropriate, including changes in other comprehensive income.